                                                                    Exhibit 12.1


                                                                   FOR THE YEAR ENDED
                                                                          MAY 31
                                 FOR THE SIX
                                MONTHS ENDED
                                NOVEMBER 30,
                                       2001*       2001       2000         1999        1998        1997
                                       -----       ----       ----         ----        ----        ----

Ratio of Earnings to
     Fixed Charges                     4.25        2.33        2.19        4.75        4.37        4.58

Income Before Income Tax             92,524     101,487      71,761     159,597     149,556     135,728

Fixed Charges:

     Interest Expense                24,761      68,885      54,436      37,661      40,854      34,639

     Amortized debt expense             293         617         321         197         348         325

     Operating lease, estimated
     interest (one-third of net
     rental expense)                  3,427       6,841       5,728       4,645       3,218       2,935
                                     ------      ------      ------      ------      ------      ------
                                     28,481      76,343      60,485      42,503      44,420      37,899


         *FAS 142 was adopted by the Company as of June 1, 2001. Had FAS 142 not been adopted, Income Before Income Tax would have been $81,501, resulting in a Ratio of Earnings to Fixed Charges of 3.86.